Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS 3.6% COMPARABLE STORE SALES INCREASE IN NOVEMBER 2008

Thanksgiving Weekend Comparable Store Sales Rise 13.4%

ST. LOUIS, Mo. December 4, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores open, reported November 2008 sales.

For November, the four-week period ended November 29, 2008, comparable store sales (sales for stores open at least one year or more) increased 3.6%, compared to a decrease of 3.7% for the four-week period ended December 1, 2007. Net sales for the four-week November 2008 period increased 1.7% to $16.2 million, compared to $16.0 million in the same period last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to continue our positive sales performance in November by reporting a 3.6% increase in comparable store sales for the period. Our comparable store sales gained momentum throughout the month and included a 13.4% increase for the Thanksgiving weekend of Black Friday, November 28, 2008 and Saturday, November 29, 2008 compared to the two days following Thanksgiving 2007. This marked a fabulous launch to the holiday selling season. During the month, we experienced solid trends across all of our key categories with particular strength in boots and dress shoes. As we look ahead, we remain enthusiastic regarding our ability to continue our favorable sales trends in December, especially given the strong early performance of our holiday assortments.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.